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SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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SERVOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

PAUL L. SNYDER III

FOUNDERS SOFTWARE, INC.

BEAVER HOLLOW WELLNESS, LLC

KATHLEEN ANN SCHEFFER

CHRISTINE R. MARLOW

MICHAEL W. DOLPP

CHARLES C. ALFIERO

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Paul L. Snyder III, Chief Executive Officer of Beaver Hollow Wellness, LLC, was quoted in the following article published the evening of April 16, 2025, by Buffalo Business First:

STRIFE AT SERVOTRONICS

As the Elma company explores strategic options, stakeholders debate whether recent numbers signal a turnaround — or mask deeper issues.

By Lian Bunny – Reporter, Buffalo Business First

Two conflicting narratives exist about the stability of Servotronics Inc. following several years of transition at the Elma-based aerospace manufacturing company.

On one hand, there are Servotronics’ board and CEO, who see the company trending in the right direction, according to public financial filings. After gross profit dipped to $5.6 million in 2022, it has grown each year and reached $8.3 million in 2024.

Then there’s Paul Snyder III, Beaver Hollow Wellness CEO and chairman of Founders Software Inc., who through Beaver Hollow owns 15.2% of Servotronics' shares. He and supporters have outlined a S.A.V.E. Servotronics plan to “prevent further financial deterioration and shareholder value destruction.”

The conflict between the two sides at Buffalo's 11th largest locally headquartered public company — which had $43.63 million in revenue in fiscal 2023 and has 277 employees in Western New York — has made its way into the public eye in recent months.

Snyder is seeking board seats for himself and three others at the company's annual meeting, the date of which has not yet been publicly announced.

“I’ve spent hundreds of thousands of dollars to try to get this board to have some common sense and to step aside and let us come in and fix what they broke,” Snyder told Business First.

Servotronics has declined to comment on the activist shareholder but said in recent preliminary proxy statements that its board of directors does not endorse any of Beaver Hollow's nominees.

“The Servotronics team has achieved significant progress in our transformation efforts over the past three years as a valued supplier to the commercial aerospace industry,” said Christopher Marks, chairman of the board, in a recent press release.

Timeline of change at Servotronics

Servotronics has been at the center of multiple executive and board changes following the December 2021 exit of former CEO Kenneth Trbovich. Trbovich left following an internal investigation into allegations of sexual harassment and other misconduct.

Current CEO Bill Farrell joined the company in 2022 after more than 30 years at Moog.

In 2023, Servotronics sold off subsidiary Ontario Knife Co. for about $2.1million, a move intended to help the company focus on top-line growth, boost profits, improve margins through production efficiencies and enhance shareholder value. Blue Ridge Knives Inc. agreed to buy all of the knife subsidiary’s intellectual property assets, tangible personal property, inventory and “goodwill.”

Most recently, Chief Operating Officer Harrison Kelly III tendered his resignation in September 2024 after less than a year in the role. He told Business First he left due to differences in leadership priorities. He declined to say more about that as he's still under a nondisclosure agreement with the company.

On March 17, 2025, the company announced its board of directors had begun a review of the company’s strategic alternatives, which could include the sale of the company, investments of capital or continuing on its current path.

When asked why the board decided to explore the company’s options and if it relates to the activist shareholder, Farrell said the move was primarily the result of continuing challenges from the commercial aerospace market.

Market turbulence from Boeing and Airbus has rippled down to Servotronics, which manufactures single- and two-stage servo valves. Airplane deliveries were down 10% in 2024 compared to the year prior, according to Farrell.

“2025 looks promising, but as a small company, we have to look at the risk there might be going forward and options for the company, considering our place in that market,” he said.

Snyder's concerns increase

Snyder got involved with Servotronics in 2022 and acquired the majority of his shares from the estate of Nicholas Trbovich Sr., who started the company in 1959, and former CEO Kenneth Trbovich.

“I wanted to invest in a Buffalo company,” Snyder said. “I wanted to share my support.”

Paul Snyder III is seeking Servotronics board seats for himself and three others.

Mark Mulville

He said he didn’t previously know the Trbovich family, but when he identified the company as one he wanted to invest in, purchasing from the family as major owners made sense.

Kenneth Trbovich bought 8% of shares in Beaver Hollow Wellness in 2022 but has no voting rights and is a silent partner.

Since becoming a Servotronics shareholder, Snyder said, he has reached out 50 to 100 times to the company’s leadership to offer help and ask questions. When the business released its third-quarter 2024 results, that was the last straw, he said, and he took his issues with the company public.

He has launched a website and public campaign for his S.A.V.E. Servotronics plan, has asked for an internal investigation of potential fiduciary breaches and unjust enrichment and has requested to see company documents.

Since then, Snyder and Kelly, who has publicly backed the activist shareholder and his plan, said that dozens of current or former Servotronics employees have reached out to voice concerns about the company.

The business, through its counsel, formally rejected in March Snyder’s inspection request, alleging lack of credible basis and insufficient purpose, according to a S.A.V.E. Servotronics news release.

The company in March rejected a settlement proposal from Snyder that would have increased the board from five to seven members, with Beaver Hollow appointing three members and four of the five incumbents staying on the board. The proposal included Snyder as board chair and Beaver Hollow appointing a new CEO or co-CEO, according to Servotronics' recent filings.

This isn’t the first time Servotronics has had an activist shareholder. Before Snyder’s proxy efforts, Star Equity Fund announced in 2023 a six-nominee slate for the six-member board but later updated its proposal.

The fund later dropped its own candidates entirely, though it remained highly critical of Servotronics and continued to advocate for change, Jeffrey Eberwein, executive chairman, previously told Business First.

Servotronics' Two-Stage Servo Valves

Courtesy of Servotronics

In March, Star Equity Fund issued a news release stating that it’s pleased about the company's strategic alternatives review but that it should have happened sooner.

“Furthermore, we do not believe the previous incumbent board would have taken strategic steps of this nature had it not been for our shareholder advocacy campaign,” the release said.

Snyder and his supporters fear the process could lead to Servotronics sale and potentially another Ontario Knife situation, which resulted in the loss of local jobs.

“These are irreplaceable assets and they are worth fighting for,” Snyder said.

Servotronics on April 11 filed preliminary proxy statements that included information on the annual meeting but with the date and time fields left blank. In response to the filing, Snyder told Business First on April 14 that he was working on filing his own proxy statement and a complaint with the SEC.

Servotronics by the numbers

The manufacturer’s annual 2024 financials show signs of progress and room for improvement.

Although 2024 year-over-year revenue increased by $1.288 million, levels remain below 2018 through 2020 numbers. Meanwhile, the industry, overall economy and company have gone through multiple challenges.

“This is part of the overall improvement that we’ve had from an operational perspective and customer demand,” Farrell said of 2024’s revenue increase. “We had expectations that would have been even higher if it wasn’t for challenges in the second half of the year from delays of major customers. Business hasn’t gone away … just a little bit of pause and delay.”

To Snyder, the 3% year-over-year revenue increase is overshadowed by an “unfavorable product mix” of about $483,000 and a decline in foreign sales of $744,000, as outlined in the business’ annual report.

“Their inventory levels are soaring,” Snyder said. “They made products for customers that customers don’t want. Then they blame customers for not taking the product.”

Servotronics had $15.8 million in net inventories in 2024. That’s over $1.5 million more than in both 2023 and 2022. In 2019 through 2021, net inventories were consistently above $20 million, although it’s important to note that Ontario Knife was still part of the company then.

Preparing for growth while managing spending is one of the reasons that Servotronics is exploring strategic alternatives, according to Farrell.

“We’re not sure how quickly the market is going to recover,” he said. “2025 looks promising but as a small company we have to look at risks there might be going forward and options for the company considering our place in that market.”

Servotronics has had operating losses each year since 2021, which was before the Ontario Knife sale. In 2024, the business’ operating loss was $1.01 million, an improvement over the $2.11 million operating loss in 2023.

Gross profits dropped each year from 2019 through 2022 and have improved since then.

Meanwhile, as of year-end 2024, the company had a $4.3 million balance on a $7 million line of credit, which is available through June 2026 with extensions, based on financial filings.

“They have no money — none — to run their company,” Snyder said. “They’re borrowing money.”

The company’s latest financial report says that the business’ line of credit available, combined with customer backlog and demand, will continue to support “operations and growth, and provide us with sufficient liquidity in 2025.”

Executives' compensation and bonuses

Snyder has also criticized Servotronics’ leadership getting bonuses while the company is losing money.

Here’s a breakdown of executives’ stock awards and nonequity incentives based on financial filings. For 2024, none of the executives received nonequity incentive plan compensation:

●	Farrell received $35,000 in stock awards in 2024 and a combined $85,000 in stock awards and nonequity incentive plan compensation in 2023.
●	Robert Fraass, CFO, got roughly $20,000 in stock awards in 2024 and a combined $90,000 in 2023. He joined the company in spring 2023.
●

James Takacs, CTO, received about $12,000 in stock awards in 2024 and a combined about $31,700 in 2023. He was previously COO at the company but left the role in July 2023 to become CTO, according to his LinkedIn page.

In 2024, company directors Brent Baird, Karen Howard, Christopher Marks and Evan Wax were each paid $60,000 in fees earned or paid in cash and $25,000 in stock awards. Edward Cosgrove, a board of directors member until his death in July 2024, received $34,000 in fees earned or paid in cash and $25,000 in stock awards in 2024.

Snyder said he now fears that, based on an executive change in control severance plan adopted in 2022, company leaders will get a payday for selling Servotronics.

“They created a crisis that is forcing them to sell the company and then wrote contracts for themselves to be paid millions in bonuses when that occurs,” Snyder said.

The company says in public filings that the plan was created to recruit and retain executives and employees.

“It is the board’s belief that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may result in their job loss, but which may be in the best interests of shareholders,” according to the 2023 proxy statements.

Despite many internal and industry changes, Servotronics' stock price has held relatively stable: The stock traded at $11.03 on April 29, 2022, and at $11.12 as of market open Jan. 17, 2025. Since then, the stock price has stayed between $10 and $11.40.

That's mainly due to the company's stock being fairly closely held, which means not a lot of transaction volume, according to Farrell.

"Really, for our stock price to move, we'd need a bit more liquidity and a little bit more stock movement," he previously told Business First. "We're working on that with our investors. We have a lot of interest from new investors."

Lingering impacts of Ontario Knife

Servotronics revealed in 2023 that it was seeking a buyer for its subsidiary, Ontario Knife. By August 2023, the transaction closed.

“Discontinuing the (Ontario Knife) business and divesting the (Consumer Products Group) business segment, which were completely unrelated to and lacked synergies with our core, servo control business, will allow us to focus on driving topline growth, improving margins through production efficiencies, generating profits, and ultimately, enhancing shareholder value,” said the company’s Q2 2023 report.

At the time the buyer was announced in 2023, Ontario Knife had 35 workers.

Servotronics offered several employees positions in other roles with the company, according to Farrell in August 2023. He said he’d heard that many of the other former OKC employees either retired or found new employment.

The only unfinished piece of the Ontario Knife transition is the unsold building at 26 Empire St., Franklinville. The 91,544-square-foot facility was originally listed for $1.8 million and is now listed at $1.65 million.

Yet financially, lingering impacts of the sale remain.

In 2024, Servotronics' year-over-year revenue increased by $1.29 million, a 3% increase. The total, $44.92 million in revenue, also surpassed 2022 levels, which included some revenue from Ontario Knife Co. before it was sold.

That’s the good news.

The bad news is the subsidiary sale resulted in a loss on the sale of assets of about $3.16 million in 2023, according to the 2024 annual report. As a direct result of selling Ontario Knife, the company had an impairment charge on the subsidiary’s building of about $1.22 million and divestiture costs of roughly $807,000 related to factors like employee severance and retention agreements.

Ontario Knife also had an operating loss of about $2.05 million for 2023 that was included in the company’s loss from discontinued operations, the filings said.

Snyder said the business refused to speak with him about the sales process and didn’t meet with Cattaraugus County officials who were prepared to provide support and had a local buyer. He doesn’t want a similar situation with Servotronics.

Servotronics, in its recent proxy statements, said that Snyder launched the S.A.V.E. Servotronics website in February 2025 despite his "previous recommendations over the prior six months for the board to sell the company."

Snyder said that the claim the sale was his idea is false.

A sale "would likely result in loss of jobs in Western New York,” former Servotronics COO Kelly said. “I don’t have a horse in this race. I don’t work for Servotronics, but I am a member of the community and I think what Paul is trying to do is really good for the community. It’s good for Servotronics.”

The company has not set a timeline for completing the review of strategic alternatives or any potentially resulting transaction.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Beaver Hollow Wellness, LLC, together with the other participants named herein (collectively, the “Group”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Servotronics, Inc., a Delaware corporation (the “Company”).

THE GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Beaver Hollow Wellness, LLC, Founders Software, Inc., Paul L. Snyder, III, Kathleen Scheffer Christine R. Marlow, Michael W. Dolpp and Charles C. Alfiero.

As of the date hereof, Beaver Hollow Wellness, LLC beneficially owns directly 388,745 shares of common stock, par value $0.20 per share, of the Company (the “Common Stock”). Founders Software, Inc., as a member of, and holder of approximately 92 percent of the issued and outstanding membership interest of Beaver Hollow Wellness, LLC, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. Paul L. Snyder III, as the indirect, majority shareholder and Chairman of the Board of Directors of Founders Software, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. As of the date hereof, Kathleeen Ann Scheffer beneficially owns directly 2,173 shares of Common Stock. As of the date hereof, none of Christine R. Marlow, Michael W. Dolpp or Charles C. Alfiero beneficially owns any Common Stock.